Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 107 to Registration Statement No. 002-41839 on Form N-1A of our report dated November 23, 2007 relating to the financial statements and financial highlights of Fidelity Fixed-Income Trust, including Fidelity Strategic Real Return Fund, appearing in the Annual Report on Form N-CSR of Fidelity Fixed-Income Trust for the year ended September 30, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
November 26, 2007